Investor Contact: Kevin G. O’Brien VP, Investor Relations 614 677-5331 Media Contact: Bryan Haviland Public Relations Officer 614 677-7767

January 21, 2004

M. Eileen Kennedy Elected Senior Vice President

of Nationwide Financial

Kennedy to succeed Mark R. Thresher as Chief Financial Officer

COLUMBUS, Ohio — The Nationwide Financial Services, Inc. (NYSE: NFS) Board of Directors has elected M. Eileen Kennedy senior vice president effective January 27, 2004. She also will become the company’s chief financial officer on April 1, succeeding Mark R. Thresher. Last month, Thresher was named to succeed Joseph J. Gasper as Nationwide Financial president and chief operating officer following Gasper’s retirement from the company in May.

In her new role, Kennedy will be responsible for the organization’s financial operations and reporting, capital management, planning, resource allocation, mergers and acquisitions and investor relations. Additionally, Kennedy will be a key participant in the company’s overall risk management.

“Eileen is a terrific addition to the Nationwide Financial team. With more than 20 years of experience in financial management, Eileen will complement the strong team in place at NFS,” said W. G. Jurgensen, Nationwide Financial’s chief executive officer. “Eileen’s financial, risk and capital management expertise will be invaluable as we navigate in an increasingly complex financial services marketplace.”

Kennedy is currently chief financial officer for the Gartmore Group, Nationwide’s asset management company, where she has responsibility for strategy, business planning and budgeting, merger and acquisition activity, and the capital investment process. Before joining Nationwide in 2003, she served as senior vice president and treasurer for Bank One Corporation, with responsibility for corporate finance activities and various risk management functions. Previously, she held a number of positions of increasing responsibility in finance including corporate finance, planning, accounting and treasury. Kennedy earned her bachelor’s degree in finance from the University of Illinois.

Nationwide Financial, based in Columbus, helps customers and institutional clients by providing relevant products, services, tools and information through its annuity, life insurance and retirement plan offerings. The parent company, Nationwide, is a leading provider of diversified insurance and financial services to customers across the United States and is ranked No. 111 on the Fortune 500 based on revenue. For more information, visit www.nationwide.com or www.nationwidefinancial.com.

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